Exhibit 99.l

Clearwater Paper Reports Second Quarter 2019 Results

SPOKANE, Wash.--(BUSINESS WIRE)--July 31, 2019--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the second quarter of 2019.

The company reported net sales of $452.0 million for the second quarter of 2019, which were $19.9 million or 4.6% higher than net sales of $432.1 million for the second quarter of 2018. The increase was due to record quarterly paperboard shipments and sales, higher retail tissue shipments and higher paperboard and tissue pricing from previously announced price increases. These items were partially offset by lower non-retail tissue shipments primarily resulting from the sale of the company's mill in Ladysmith, Wisconsin in August 2018.

Net loss determined in accordance with generally accepted accounting principles, or GAAP, for the second quarter of 2019 was $0.4 million, or $0.03 per diluted share, compared to net earnings for the second quarter of 2018 of $7.0 million, or $0.42 per diluted share. The decrease in net earnings was due to maintenance costs at the company's Shelby, North Carolina, Cypress Bend, Arkansas and Lewiston, Idaho mills, costs associated with the start-up of the company's new paper machine and converting lines at its North Carolina mill and higher depreciation and interest expense, partially offset by the favorable impact of higher shipment volumes and pricing. Excluding certain non-core items identified in the attached Reconciliation of Non-GAAP Financial Measures, second quarter 2019 adjusted net loss was $0.4 million, or $0.02 per diluted share, compared to second quarter 2018 adjusted net earnings of $7.1 million, or $0.43 per diluted share.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, were $42.3 million for the second quarter of 2019, compared to $42.4 million for the second quarter of 2018. Adjusted EBITDA for the quarter was $43.9 million, compared to second quarter 2018 Adjusted EBITDA of $43.8 million despite the sale of the Ladysmith mill.

“We delivered a solid second quarter with record paperboard shipments and sales, and higher shipments of converted retail tissue, compared to the first quarter of 2019," said Linda K. Massman, president and chief executive officer. "Partially offsetting those results were the start-up costs related to our new paper machine in Shelby, North Carolina, which is progressing well and is expected to reach its full production run rate in late 2020. In addition, we recently completed the refinancing of our secured revolving credit facility with a seven-year Term Loan B and an asset based revolving credit facility, which will provide us the operational flexibility and liquidity needed as we focus on generating free cash flow to de-lever our balance sheet.”

SECOND QUARTER 2019 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $224.3 million for the second quarter of 2019, up 1.2% compared to second quarter 2018 net sales of $221.6 million. This increase was due to higher retail tissue volumes sold, higher average prices for both retail and non-retail tissue products and a favorable mix shift to a higher percentage of retail and ultra-quality products, partially offset by the impact from the divestiture of the Ladysmith, Wisconsin mill in August 2018.

Segment operating loss for the second quarter of 2019 was $5.1 million, compared to an operating loss of $3.6 million in the second quarter of 2018. Adjusted operating loss was $5.1 million for the second quarter of 2019, compared to an adjusted operating loss of $2.6 million for the same period in 2018. The increased operating loss was primarily due to Shelby start-up costs, higher depreciation expense resulting from the completion of the Shelby mill expansion and higher pulp costs, which were partially offset by lower transportation costs. Adjusted EBITDA for the segment was $12.3 million in the second quarter of 2019, up from $11.6 million in the second quarter of 2018. The increase was primarily due to improved retail shipment volumes, pricing and mix, partially offset by the start-up costs for the new paper machine and converting lines at the Shelby mill, planned maintenance at the Shelby mill and the divestiture of the Ladysmith mill.

Tissue Sales Volumes and Prices:

  Total tissue volumes sold were 82,798 tons in the second quarter of 2019, a decrease of 7,588 tons or 8.4% compared to 90,386 tons in the second quarter of 2018. The percentage of retail volumes rose to 92% of total volumes sold in the second quarter of 2019, up from 81% in the second quarter of 2018. Converted product cases shipped increased to 12.5 million in the second quarter of 2019, a 3.8% increase compared to the 12.0 million cases shipped in the second quarter of 2018.
  Average tissue net selling prices increased 9.8% to $2,691 per ton in the second quarter of 2019, due to a significant reduction in parent roll sales resulting from the divestiture of the Ladysmith mill, previously announced price increases and a higher mix of ultra-quality tissue products. This compares to $2,451 per ton in the second quarter of 2018.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment reached a record high of $227.7 million for the second quarter of 2019, up 8.1% compared to second quarter 2018 net sales of $210.5 million. The increase was due to record shipment volumes resulting from strong demand and the benefit of higher prices from previously announced increases.

Segment operating income and margin for the second quarter of 2019 were $33.6 million and 14.8%, compared to $34.2 million and 16.2%, respectively, for the second quarter of 2018. Adjusted EBITDA for the segment was $43.1 million in the second quarter of 2019, compared to $43.6 million in the second quarter of 2018. The decrease was primarily due to planned maintenance at the Arkansas mill and unplanned maintenance at the Idaho mill, partially offset by higher shipment volumes and prices.

Paperboard Sales Volumes and Prices:

  Paperboard sales volumes were a record 225,188 tons in the second quarter of 2019, an increase of 4.0% compared to 216,582 tons in the second quarter of 2018.
  Paperboard average net selling price increased 3.3% to $1,004 per ton for the second quarter of 2019, compared to $972 per ton in the second quarter of 2018.

Taxes

The company's consolidated GAAP tax rate for the second quarter of 2019 was a provision of 114.6%, compared to a provision of 26.5% in the second quarter of 2018. Tax effected items reflecting the cumulative impact of the annual effective tax rate in the second quarter of 2019 have a greater impact on a percentage basis of the $2.9 million of earnings before taxes compared to $9.5 million of pre-tax earnings in the second quarter of 2018.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents certain non-GAAP financial information for the second quarters of 2019 and 2018, including adjusted net earnings, adjusted net earnings per diluted share, EBITDA, adjusted EBITDA, adjusted operating income and adjusted operating margin. Because these amounts are not in accordance with GAAP, reconciliations to net earnings, net earnings per diluted share and operating income as determined in accordance with GAAP are included in the tables at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance. In addition, the company uses EBITDA and Adjusted EBITDA: (i) as factors in evaluating management’s performance when determining incentive compensation, (ii) to evaluate the effectiveness of the company's business strategies, and (iii) because the company's credit agreement and the indentures governing the company's outstanding notes use metrics similar to EBITDA to measure the company's compliance with certain covenants.

WEBCAST INFORMATION

Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at http://ir.clearwaterpaper.com/results.cfm beginning at 5:00 p.m. Pacific Time today.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting. Clearwater Paper's employees build shareholder value by developing strong customer relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding production at the company's Shelby, North Carolina facility, benefits of credit facilities, operational flexibility, liquidity, cash flow, financial leverage, and the company's balance sheet. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: competitive pricing pressures for products, including as a result of increased capacity as additional manufacturing facilities are operated by the company’s competitors; the loss of, changes in prices in regard to, or reduction in, orders from a significant customer; changes in customer product preferences and competitors' product offerings; the company’s ability to achieve full production at its new tissue manufacturing operations in Shelby, North Carolina on time and within current cost expectations; customer acceptance and timing and quantity of purchases of the company’s tissue products, including the existence of sufficient demand for and the quality of tissue manufactured at its expanded Shelby, North Carolina operations upon full production; consolidation and vertical integration of converting operations in the paperboard industry; the company’s ability to successfully implement its operational efficiencies and cost savings strategies, along with related capital projects, and achieve the expected operational or financial results of those projects, including from the continuous pulp digester at its Lewiston, Idaho facility; changes in the cost and availability of wood fiber and wood pulp; changes in transportation costs and disruptions in transportation services; labor disruptions; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; manufacturing or operating disruptions, including IT system and IT system implementation failures, equipment malfunctions and damage to the company’s manufacturing facilities; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; larger competitors having operational and other advantages; cyclical industry conditions; changes in expenses, required contributions and potential withdrawal costs associated with the company’s pension plans; environmental liabilities or expenditures; cyber-security risks; reliance on a limited number of third-party suppliers for raw materials; the company’s ability to attract, motivate, train and retain qualified and key personnel; material weaknesses in the company internal controls over financial reporting; the company’s substantial indebtedness and ability to service its debt obligations; restrictions on the company’s business from debt covenants and terms; and changes in laws, regulations or industry standards affecting the company’s business; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations after the date of this press release.

Clearwater Paper Corporation
Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2019		2018		2019		2018
Net sales	$451,993	100%	$432,099	100%	$880,772	100%	$869,051	100%
Costs and expenses:
Cost of sales	(409,825)	91%	(387,154)	90%	(794,071)	90%	(779,587)	90%
Selling, general and administrative expenses	(26,827)	6%	(26,564)	6%	(56,998)	6%	(59,544)	7%
Total operating costs and expenses	(436,652)	97%	(413,718)	96%	(851,069)	97%	(839,131)	97%
Income from operations	15,341	3%	18,381	4%	29,703	3%	29,920	3%
Interest expense, net	(10,914)	2%	(7,723)	2%	(19,400)	2%	(15,743)	2%
Non-operating pension and other postretirement benefit costs	(1,531)	—%	(1,187)	—%	(2,845)	—%	(2,466)	—%
Earnings before income taxes	2,896	1%	9,471	2%	7,458	1%	11,711	1%
Income tax provision	(3,320)	1%	(2,510)	1%	(4,045)	—%	(2,150)	—%
Net (loss) earnings	$(424)	—%	$6,961	2%	$3,413	—%	$9,561	1%
Net (loss) earnings per common share:
Basic	$(0.03)		$0.42		$0.21		$0.58
Diluted	(0.03)		0.42		0.21		0.58
Average shares outstanding (in thousands):
Basic	16,539		16,487		16,527		16,491
Diluted	16,539		16,555		16,552		16,573

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$41,800	$22,484
Restricted cash	1,440	—
Receivables, net	169,972	145,519
Taxes receivable	7,943	6,301
Inventories	287,863	266,244
Other current assets	10,118	3,399
Total current assets	519,136	443,947
Property, plant and equipment, net	1,293,694	1,269,271
Operating lease right-of-use assets	75,338	—
Goodwill	35,074	35,074
Intangible assets, net	20,510	24,080
Other assets, net	12,095	15,746
TOTAL ASSETS	$1,955,847	$1,788,118

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$235,000	$120,833
Accounts payable and accrued liabilities	301,294	321,032
Current liability for pensions and other postretirement employee benefits	7,430	7,430
Total current liabilities	543,724	449,295
Long-term debt	671,676	671,292
Operating lease liabilities	70,194	—
Liability for pensions and other postretirement employee benefits	74,903	78,191
Other long-term obligations	33,498	38,977
Accrued taxes	2,257	2,785
Deferred tax liabilities	125,230	121,182
TOTAL LIABILITIES	1,521,482	1,361,722

Stockholders' equity	434,365	426,396
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,955,847	$1,788,118

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Six Months Ended
	June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$3,413	$9,561
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	54,353	50,344
Equity-based compensation expense	2,070	343
Deferred taxes	5,180	2,649
Deferred issuance costs on debt	938	716
Other non-cash activity, net	(792)	410
Changes in working capital	(50,146)	36,317
Changes in taxes receivable	(1,642)	11,498
Changes in non-current accrued taxes	(528)	346
Other, net	1,876	(1,296)
Net cash flows from operating activities	14,722	110,888
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(108,419)	(78,600)
Other, net	4	807
Net cash flows from investing activities	(108,415)	(77,793)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on short-term debt	436,927	124,063
Repayments of borrowings on short-term debt	(322,760)	(119,063)
Other, net	(1,147)	(543)
Net cash flows from financing activities	113,020	4,457
Increase in cash, cash equivalents and restricted cash	19,327	37,552
Cash, cash equivalents and restricted cash at beginning of period	24,947	16,738
Cash, cash equivalents and restricted cash at end of period	$44,274	$54,290

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2019		2018		2019		2018
Segment net sales:
Consumer Products	$224,340	50%	$221,585	51%	$447,676	51%	$460,427	53%
Pulp and Paperboard	227,653	50%	210,514	49%	433,096	49%	408,624	47%
Total segment net sales	$451,993	100%	$432,099	100%	$880,772	100%	$869,051	100%

Operating income (loss):
Consumer Products	$(5,133)	33%	$(3,604)	20%	$(3,862)	13%	$(1,975)	7%
Pulp and Paperboard	33,587	219%	34,192	186%	62,975	212%	60,346	202%
	28,454		30,588		59,113		58,371
Corporate	(13,113)	85%	(12,207)	66%	(29,410)	99%	(28,451)	95%
Income from operations	$15,341	100%	$18,381	100%	$29,703	100%	$29,920	100%
Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net (loss) earnings	$(424)	$6,961	$3,413	$9,561
Add back:
Interest expense, net	10,914	7,723	19,400	15,743
Income tax provision	3,320	2,510	4,045	2,150
Depreciation and amortization expense	28,517	25,177	54,353	50,344
EBITDA[1]	42,327	42,371	81,211	77,798

Directors' equity-based compensation expense (benefit)	31	(1,990)	(319)	(2,699)
Non-operating pension and other postretirement benefit costs[3]	1,531	1,187	2,845	2,466
Other reorganization related expenses	52	792	52	792
Reorganization related expenses associated with SG&A cost control measures	—	1,076	—	6,180
Other	—	338	—	338
Adjusted EBITDA[2]	$43,941	$43,774	$83,789	$84,875
[1]

EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDA is net (loss) earnings adjusted for net interest expense, income taxes and depreciation and amortization. It should not be considered as an alternative to net earnings computed under GAAP.

[2]	Adjusted EBITDA excludes the impact of the items listed that the company does not believe are indicative of its core operating performance.
[3]

In 2018, the Company adopted Accounting Standards Update 2017-07, Compensation - Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which requires all net periodic pension and postretirement costs other than service cost to be presented on a line outside of operating income. Beginning in the first quarter of 2019, the Company is excluding these non-operating costs from the calculation of Adjusted EBITDA. The corresponding prior period amounts have been reclassified to conform with the current period presentation.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Net Earnings Per Diluted Common Share
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
GAAP net (loss) earnings	$(424)	$6,961	$3,413	$9,561
Adjustments, after-tax[1]:
Directors' equity-based compensation expense (benefit)	13	(1,472)	(316)	(2,004)
Other reorganization related expenses	21	586	21	586
Reorganization related expenses associated with SG&A cost control measures	—	796	—	4,624
Other	—	250	—	250
Impact of state tax rate changes	—	—	—	(676)
Adjusted net (loss) earnings[2]	$(390)	$7,121	$3,118	$12,341

GAAP net (loss) earnings per diluted share	$(0.03)	$0.42	$0.21	$0.58
Adjustments, after-tax[1]:
Directors' equity-based compensation expense (benefit)	—	(0.09)	(0.02)	(0.12)
Other reorganization related expenses	—	0.04	—	0.04
Reorganization related expenses associated with SG&A cost control measures	—	0.04	—	0.28
Other	—	0.02	—	0.02
Impact of state tax rate changes	—	—	—	(0.04)
Adjusted net (loss) earnings per diluted share[2]	$(0.02)	$0.43	$0.19	$0.74
[1]	Tax effect was calculated using the estimated annual effective tax rate for the period presented.
[2]

Adjusted net (loss) earnings and Adjusted net (loss) earnings per diluted share exclude the impact of the items listed that the company does not believe are indicative of its core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Segment EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Consumer Products:
Net sales	$224,340	$221,585	$447,676	$460,427
Operating loss	(5,133)	(3,604)	(3,862)	(1,975)
Depreciation and amortization expense	17,431	14,220	32,202	28,517
Consumer Products EBITDA[1]	$12,298	$10,616	$28,340	$26,542
Reorganization related expenses associated with SG&A cost control measures	—	216	—	1,659
Other reorganization related expenses	—	792	—	792
Consumer Products Adjusted EBITDA[2]	$12,298	$11,624	$28,340	$28,993
Consumer Products EBITDA margin[3]	5.5%	4.8%	6.3%	5.8%
Consumer Products Adjusted EBITDA margin[4]	5.5%	5.2%	6.3%	6.3%
Pulp and Paperboard
Net sales	$227,653	$210,514	$433,096	$408,624
Operating income	33,587	34,192	62,975	60,346
Depreciation and amortization expense	9,491	9,361	18,976	18,790
Pulp and Paperboard EBITDA[1]	$43,078	$43,553	$81,951	$79,136
Reorganization related expenses associated with SG&A cost control measures	—	92	—	383
Pulp and Paperboard Adjusted EBITDA[2]	$43,078	$43,645	$81,951	$79,519
Pulp and Paperboard EBITDA margin[3]	18.9%	20.7%	18.9%	19.4%
Pulp and Paperboard Adjusted EBITDA margin[4]	18.9%	20.7%	18.9%	19.5%
[1]	Segment EBITDA is segment operating (loss) income adjusted for depreciation and amortization.
[2]	Segment Adjusted EBITDA excludes the impact of the items listed that the company does not believe are indicative of its core operating performance.
[3]	Segment EBITDA margin is defined as Segment EBITDA divided by Segment Net sales.
[4]	Segment Adjusted EBITDA margin is defined as Segment Adjusted EBITDA divided by Segment Net sales.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Segment Adjusted Operating Income and Operating Margin
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Consumer Products:
Net sales	$224,340	$221,585	$447,676	$460,427
Operating loss	$(5,133)	$(3,604)	$(3,862)	$(1,975)
Reorganization related expenses associated with SG&A cost control measures	—	216	—	1,659
Other reorganization related expenses	—	792	—	792
Consumer Products Adjusted operating (loss) income[1]	$(5,133)	$(2,596)	$(3,862)	$476
Consumer Products operating margin	(2.3)%	(1.6)%	(0.9)%	(0.4)%
Consumer Products Adjusted operating margin[2]	(2.3)%	(1.2)%	(0.9)%	0.1%

Pulp and Paperboard:
Net sales	$227,653	$210,514	$433,096	$408,624
Operating income	$33,587	$34,192	$62,975	$60,346
Reorganization related expenses associated with SG&A cost control measures	—	92	—	383
Pulp and Paperboard Adjusted operating income[1]	$33,587	$34,284	$62,975	$60,729
Pulp and Paperboard operating margin	14.8%	16.2%	14.5%	14.8%
Pulp and Paperboard Adjusted operating margin[2]	14.8%	16.3%	14.5%	14.9%
[1]	Segment Adjusted operating (loss) income excludes the impact of the items listed that the company does not believe are indicative of its core operating performance.
[2]	Segment Adjusted operating margin is defined as Segment Adjusted operating (loss) income divided by Segment Net sales.

Contacts

Clearwater Paper Corporation
(News media)
Shannon Myers
509.344.5967
or
(Investors)
Robin S. Yim
Vice President, Investor Relations
509.344.5906